SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         UNIVERSAL DETECTION TECHNOLOGY
             (Exact Name of Registrant as Specified in Its Charter)


              CALIFORNIA                                    95-2746949
    (State or Other Jurisdiction            (I.R.S. Employer Identification No.)
of Incorporation or Organization)
------------------------------------------------------- ------------------------

                       9595 WILSHIRE BOULEVARD, SUITE 700
                         BEVERLY HILLS, CALIFORNIA                    90212
                    (Address of Principal Executive Offices)       (Zip Code)


                            2003 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

              JACQUES TIZABI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         UNIVERSAL DETECTION TECHNOLOGY
                       9595 WILSHIRE BOULEVARD, SUITE 700
                         BEVERLY HILLS, CALIFORNIA 90212
                     (Name and Address of Agent for Service)

                                 (310) 248-3655
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                               JULIE KAUFER, ESQ.
                               AFSHIN HAKIM, ESQ.
                      AKIN GUMP STRAUSS HAUER & FELD L.L.P.
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 229-1000

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                Proposed Maximum    Proposed Maximum
 Title of Securities        Amount to be         Offering Price        Aggregate             Amount of
   to be Registered        Registered (1)          Per Share         Offering Price      Registration Fee
----------------------- ---------------------- ------------------- ------------------- ----------------------
Common Stock
no par value              4,500,000 Shares         $0.87 (2)         $3,915,000(2)             $496.03
======================= ====================== =================== =================== ======================

---------------
(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock on the Over the Counter Bulletin Board on July 9, 2004.


PART I. INFORMATION REQUIRED IN THE PROSPECTUS

     ITEM 1. PLAN INFORMATION.

     ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated as of their respective dates in this Registration Statement by reference.

     (a) the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003;

     (b) the Registrant's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2004;

     (c) all other reports filed by the Registrant pursuant to Section 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended since December 31, 2003; and

     (d) the description of the Registrant's Common Stock set forth under the heading "Description of Capital Stock" contained in the Registrant's Registration Statement on Form S-1, dated January 17, 1989.

     All other documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our company for breach of a director's duties to us or our shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of our Company or our shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to our company or our shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; (vi) with respect to certain transactions, or


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


the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees. Our Articles of Incorporation also authorize us to provide indemnification to our agents (as defined in Section 317 of the California Corporations Code), through our Bylaws, by agreement or otherwise, with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

4.1 Universal Detection Technology's (formerly Pollution Research and Control Corp.) 2003 Stock Incentive Plan.

5.1 Opinion of Akin Gump Strauss Hauer & Feld, LLP regarding validity of securities.

23.1 Consent of AJ Robins, PC.

23.2 Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1 Power of Attorney (set forth on page 5).

ITEM 9. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 14th day of July, 2004.

                                        UNIVERSAL DETECTION TECHNOLOGY
                                        (Registrant)



                                     By: /s/ Jacques Tizabi
                                        ---------------------------------------
                                         Jacques Tizabi
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jacques Tizabi as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


           SIGNATURE                        TITLE                   DATE

                                                               July 14, 2004
/s/ Jacque Tizabi                     President, Chief
----------------------------       Executive Officer, and
  Jacque Tizabi                     Chairman of the Board
                                        of Directors


/s/ Michael Collins
----------------------------                                   July 14, 2004
  Michael Collins                  Secretary and Director


/s/ Matin Emouna                                               July 14, 2004
---------------------------
  Matin Emouna                            Director

                                  EXHIBIT INDEX

EXHIBIT   EXHIBIT DESCRIPTION
NO.

4.1 Universal Detection Technology (formerly Pollution Research and Control Corp.) 2003 Stock Incentive Plan.

5.1 Opinion of Akin Gump Strauss Hauer & Feld, LLP regarding validity of securities.

23.1      Consent of AJ Robbins, PC.

23.2      Consent of Akin Gump Strauss Hauer & Feld, LLP (included in Exhibit
          5.1).

24.1      Power of Attorney (set forth on page 5).